Exhibit 6.4

First Amendment to Worldwide Exclusive License Agreement

THIS FIRST AMENDMENT TO WORLDWIDE EXCLUSIVE LICENSE AGREEMENT (“Amendment”) is executed and effective this 22nd day of May, 2022 by and between Aeris Biotechnologies, Inc. (“Aeris”) and Evolution Biotechnologies, Limited (“Evolution”).

WHEREAS, Aeris and Evolution entered into that certain Exclusive Worldwide License Agreement dated October 26, 2021 (the “License Agreement”); and

WHEREAS, Aeris and Evolution desire to amend Sections 2.1 by changing the payment terms contained therein:

NOW, THEREFORE, in consideration of the License Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aeris and Evolution agree that the License Agreement is hereby amended as follows:

1. LICENSE Section 2.1.

“The amount of $3,000.000 shall be replaced by the amount of $4,000,000.” The $600,000 due thereunder shall now be due upon Licensee raise of $4,000,000 pursuant to its Reg A filing with the Securities and Exchange Commission.

2. Ratification; Defined Terms. Except as amended herein, all terms, conditions, provisions, covenants and agreements contained in the License Agreement are hereby ratified and confirmed in their entirety. The terms used herein and not otherwise defined in this Amendment shall have the same meanings ascribed to them in the License Agreement.

IN WITNESS WHEREOF, Aeris and Evolution have each executed, or caused to be executed, this Amendment as of the date noted above.

Signatures shall follow on next page.

AERIS BIOTECHNOLOGIES, INC.

By:	/s/ Aaron Gunn
Aaron Gunn, President

EVOLUTION BIOTECHNOLOGIES LIMITED

By:	/s/ Malcolm McConville
Malcolm McConville, Director